                            Pioneer ILS Bridge Fund
                                60 State Street
                          Boston, Massachusetts 02110

                                                     September 7, 2018

VIA EDGAR

United States Securities and Exchange Commission
Division of Investment Management
100 F Street, NE
Washington, D.C. 20549

   Re:   Pioneer ILS Bridge Fund
         Pre-Effective Amendment No. 3 to the
         Registration Statement on Form N-2
         (File Nos. 333-212537; 811-23172)

Ladies and Gentlemen:

   Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, Pioneer ILS Bridge Fund
(the "Registrant"), a Delaware statutory trust, hereby requests that the effective date of Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 of the Registrant, which was filed on September 7, 2018 (Accession No. 0001679751-18-000006), be accelerated so that such Post-Effective Amendment may become effective at 4:00 p.m., Eastern Time, on September 10, 2018, or as soon thereafter as practicable.

                                          Sincerely,

                                          Pioneer ILS Bridge Fund

                                          By: /s/ Christopher J. Kelley
                                              -----------------------------
                                          Name:  Christopher J. Kelley
                                          Title: Secretary

                        Amundi Pioneer Distributor, Inc.
                                60 State Street
                          Boston, Massachusetts 02110

                                                     September 7, 2018

VIA EDGAR

United States Securities and Exchange Commission
Division of Investment Management
100 F Street, NE
Washington, D.C. 20549

   Re:   Pioneer ILS Bridge Fund
         Pre-Effective Amendment No. 3 to the
         Registration Statement on Form N-2
         (File Nos. 333-212537; 811-23172)

Ladies and Gentlemen:

   Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, Pioneer ILS Bridge Fund
(the "Registrant"), a Delaware statutory trust, hereby requests that the effective date of Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 of the Registrant, which was filed on September 7, 2018 (Accession No. 0001679751-18-000006), be accelerated so that such Post-Effective Amendment may become effective at 4:00 p.m., Eastern Time, on September 10, 2018, or as soon thereafter as practicable.

                                          Sincerely,

                                          Amundi Pioneer Distributor, Inc.

                                          By: /s/ Erik Gosule
                                              ------------------------------
                                          Name:  Erik Gosule
                                          Title: Senior Vice President